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                                                                EXHIBIT 3(i)(a)


                                                    FILING FEE: $75.00
                                                   BY: CORPORATION TRUST COMPANY
                                                       of NEVADA
                                                       ONE EAST FIRST STREET
                                                       RENO, NEVADA 89501

        FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
    STATE OF NEVADA
     JAN 14 1987
  SECRETARY OF STATE
/S/
NO. _____________________

                           ARTICLES OF INCORPORATION

                                       OF

                         ASSET DEVELOPMENT CORPORATION


       FIRST.     The name of the corporation is

                  ASSET DEVELOPMENT CORPORATION

       SECOND.    Its principal office in the State of Nevada is located at One
East First Street, Reno, Washoe County, Nevada 89501. The name and address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

       THIRD.     The nature of the business, or objects or purposes proposed to be transacted, promoted or carried on are:

       To engage in any lawful activity and to manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.


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       FOURTH.    The amount of the total authorized capital stock of the
corporation is Twenty-Five Thousand Dollars ($25,000.00) consisting of twenty-five million (25,000,000) Common shares of stock of the par value of One Mil ($.001) each.

       FIFTH.     The governing board of this corporation shall be known as
directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation, provided that the number of directors shall not be reduced to less than three (3), except that in cases where all the shares of the corporation are owned beneficially and of record by either one or two stockholders, the number of directors may be less than three (3) but not less than the number of stockholders.

       The initial number of stockholders shall be one (1).

       The name and post-office address of the first board of directors, which shall be one (1) in number, is as follows:

       NAME                                POST-OFFICE ADDRESS

Victor E. Stewart, Atty.                     220 East 65th Street
                                             Suite 6M
                                             New York, New York, 10021

       SIXTH.     The capital stock, after the amount of the subscription price, or par value, has been paid in shall not be subject to assessment to pay the debts of the corporation.


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       SEVENTH.   The name and post-office address of each of the incorporators signing the articles of incorporation are as follows:

      NAME                                          POST-OFFICE ADDRESS

Richard B. Goldstein                                  1633 Broadway
                                                      New York, New York 10019

David J. Roche                                        1633 Broadway
                                                      New York, New York 10019

Kalin L. Wynn                                         1633 Broadway
                                                      New York, New York 10019

       EIGHTH.    The corporation is to have perpetual existence.

       NINTH.     In furtherance, and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

       Subject to the by-laws, if any, adopted by the stockholders, to make, alter or amend the by-laws of the corporation.

       To fix the amount to be reserved as working capital over and above its capital stock paid in, to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation.

       By resolution passed by a majority of the whole board, to designate one
(1) or more committees, each committee to consist of one (1) or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the


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board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

       When and as authorized by the affirmative vote of stockholders holding stock entitling them to exercise at least a majority of the voting power given at a stockholders' meeting called for that purpose, or when authorized by the written consent of the holders of at least a majority of the voting stock issued and outstanding, the board of directors shall have power and authority at any meeting to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions as its board of directors deem expedient and for the best interests of the corporation.

       TENTH.     Meetings of stockholders may be held outside the State of
Nevada, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

       ELEVENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the


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articles of incorporation, in the manner now or hereafter prescribed by statute, or by the articles of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

       WE, THE UNDERSIGNED, being each of the incorporators herinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 12th day of January, 1987.

                                        /s/ Richard B. Goldstein
                                        ------------------------
                                        Richard B. Goldstein

                                        /s/ David J. Roche
                                        ------------------------
                                        David J. Roche

                                        /s/ Kalin L. Wynn
                                        ------------------------
                                        Kalin L. Wynn

STATE OF NEW YORK   )
                    ) SS.
COUNTY OF NEW YORK  )

       On this 12th day of January, 1987, before me, a Notary Public, personally appeared Richard B. Goldstein, David J. Roche and Kalin L. Wynn, who severally acknowledged that they executed the above instrument.

                                        /s/
                                        ------------------------
                                        Richard P.
                                         Notary Public


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